Exhibit 10.63

SHAREHOLDERS’ AGREEMENT

Dated January         , 2023

between

FS INNOVATION LLC

and

MARATHON DIGITAL HOLDINGS, INC.

i

THIS AGREEMENT (this “Agreement”) is made on                 day of January 2023.

BETWEEN:

(1)	FS Innovation LLC, a limited liability company incorporated and registered in the Emirate of Abu Dhabi, (“FSI”); and

(2)	Marathon Digital Holdings, Inc., with its address at 101 NE 3rd Avenue, Suite 1200, Fort Lauderdale, Florida 33301-1147, United States of America (“Marathon”).

RECITALS:

(A)	The Parties wish to form an Abu Dhabi Global Market (“ADGM”) private company limited by shares in accordance with the terms of this Agreement (the “Company”) to conduct the Business (as defined below).

(B)	The Parties wish to enter into this Agreement to set out the terms and conditions and each Party’s respective rights and obligations in connection with the governance and operation of the Company.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals and the Schedules):

“ADGM” has the meaning given to it under Recital (A);

“Adjourned Board Meeting” has the meaning given to it in clause 6.2(i);

“Adjourned General Meeting” has the meaning given to it in clause 7.3(b);

“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person specified;

“Annual Budget” means the annual budget for the Group for the period from 1 January to 31 December;

“Anti-Bribery Laws” means all laws, rules, regulations, orders or other legally binding measures relating to bribery or corruption, including, but not limited to, relevant provisions of Federal Law No. 31/2021 (the New Penal Code), the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canadian Corruption of Foreign Public Officials Act and any law or convention (including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions) relating to bribery or corruption, in each case, as amended from time to time;

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“Anti-Money Laundering Laws” means applicable laws, regulations, rules and guidance criminalizing or imposing administrative or regulatory obligations and/or liability in respect of money laundering including, but are not limited to, the UAE Federal Law No. 20 of 2018 on Anti-Money Laundering and Combating the Financing of Terrorism and Illegal Organizations, the UAE Federal Law No. 7 of 2004 on Combating Terrorism Offences, the U.S. PATRIOT Act of 2001; U.S. Money Laundering Control Act of 1986; the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, any laws of any European Union member state enacted to implement European Union Directive (EU) 2015/849 and any related or similar laws issued, administered or enforced by any Governmental Authority relating to money laundering and terrorist financing, including financial recordkeeping and reporting requirements, in each case, as amended from time to time;

“Articles” means the articles of association of the Company (as amended from time to time);

“Board” means the board of directors of the Company;

“Business” has the meaning given to it in clause 3;

“Business Day” means a day on which banks are open for general, commercial business in the Emirate of Abu Dhabi and in New York City, New York (excluding Saturdays, Sundays and public holidays);

“Business Plan” means the business plan for the Group from time to time;

“Closing” means the Shareholders having made their respective Contributions pursuant to clause 5.1;

“Closing Date” means the date falling five (5) Business Days after the last of the Conditions Precedent has been satisfied or waived in accordance with the terms of this Agreement, or such other date as may be agreed between the Shareholders;

“Company” has the meaning given to it under Recital (A);

“Conditions Precedent” has the meaning given to it under clause 5.5;

“Confidential Information” has the meaning given to it in clause 18.1;

“Contributions” has the meaning given in clause 5.1;

“Control” means:

(a)	the ownership or control (directly or indirectly) of more than 50% of the voting share capital of the relevant undertaking;

(b)	the ability to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters;

(c)	the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board (or equivalent) on all, or substantially all, matters; or

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(d)	any other power or actual ability, whether or not documented or evidenced by any of the abilities in paragraphs (a) to (c) (inclusive) of this definition of Control (including through any fiduciary arrangement), to exercise a dominant influence over the relevant undertaking;

“Cooling Container Supplier” means the supplier of submersion cooling containers contracted by Marathon or its Affiliates;

“Dealing” has the meaning given to it in clause 21.1;

“Deed of Adherence” means a deed of adherence to this Agreement in substantially the form set out in Schedule 1;

“Definitive Agreements” has the meaning given to it in clause 5.5(b);

“Digital Assets” means a digital asset such as bitcoin, based on the cryptographic protocol of a computer network that may be (i) centralized or decentralized; (ii) closed or open-source, and (iii) used as a medium of exchange or store of value;

“Directors” means the members of the Board, and “Director” means any of them;

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third-party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind, including retention arrangements or other encumbrances and any agreement to create any of the foregoing;

“Executive Team” means the Chief Executive Officer (or equivalent) of the OpCos from time to time, Chief Financial Officer (or equivalent) of the OpCos from time to time and Chief Operating Officer (or equivalent) of the OpCos from time to time, and any other C-suite position which may be required from time to time;

“FSI Digital Assets” means such percentage of the Company’s Digital Assets equal to FSI’s then current shareholding percentage in the Company;

“FSI Director” has the meaning given to it in clause 6.2(a)(i);

“FSI Novation Agreements” means the two (2) separate novation agreements between the Mining Equipment Supplier, FSI and an OpCo, in the agreed form that is to be entered into before the Closing Date in accordance with clause 5.5(b)(ii), whereby FSI novates all of its rights and obligations under certain equipment purchase agreements on the terms and conditions and as more specifically set out therein;

“General Meeting” means a general meeting of shareholders of the Company;

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“Go-Live Date” means, with respect to each OpCo, the date on which any Digital Asset mining facility owned by such OpCo first receives a supply of electricity;

“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“Group” means the Company and its subsidiary undertakings from time to time;

“Group Company” means any member of the Group;

“Group Confidential Information” means business, technical, financial, operational, administrative, staff management, marketing and economic information relating to the Group, the identities of customers and all other information of a secret or proprietary nature relating to the Group;

“Marathon Digital Assets” means such percentage of the Company’s Digital Assets equal to Marathon’s then current shareholding percentage in the Company;

“Marathon Director” has the meaning given to it in clause 6.2(a)(ii);

“Marathon Loan Agreement” means a Shareholder Loan Agreement between Marathon and the Company that is to be entered into before the Closing Date in accordance with clause 5.5(b)(i), whereby Marathon will make a Shareholder Loan to the Company;

“Marathon Novation Agreements” means the two (2) separate novation agreements between the Cooling Container Supplier, Marathon and each OpCo, in the agreed form that is to be entered into before the Closing Date in accordance with clause 5.5(b)(iii), whereby Marathon novates all of its rights and obligations under certain equipment purchase agreements on the terms and conditions and as more specifically set out therein;

“Mining Equipment Supplier” means the supplier of cryptocurrency mining equipment contracted by FSI or its Affiliates;

“Notice” has the meaning given to it in clause 20.1;

“OpCo” means any subsidiary undertaking of the Company that operates any part of the Business;

“OpCo Review Date” means, with respect to each OpCo, the fourth (4th) anniversary of such OpCo’s Go-Live Date, or, if the Shareholders agree to continue the business operations of such OpCo for an Additional Period pursuant to paragraph 1(a) of Schedule 1, then the anniversary of each such Additional Period;

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“Party” means a party to this Agreement from time to time (including any Person who executes a Deed of Adherence);

“Permitted Transfer” has the meaning given to it in clause 11.1(c);

“Permitted Transferee” means, in respect of a Shareholder, any one (1) or more of its Affiliates from time to time, except where such Affiliate is a Sanctions Target;

“Person” means any individual, firm, company, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, state or agency of a state, or other entity, works council or employee representative body (whether or not having separate legal personality);

“Sanctioned Country” means any country or territory that is, or whose government is, the target of economic or trade sanctions under Sanctions Laws or otherwise designated as a State Sponsor of Terrorism (as defined by the U.S. Department of State), which currently includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, Cuba, Iran, North Korea and Syria;

“Sanctions Laws” means any international economic, trade, or financial sanctions statutes, regulations, executive orders, decree, judicial decision, restrictive measures, or other act having the force of law enacted, adopted, administered, imposed, or enforced from time to time by the (i) the United States; (ii) the United Nations Security Council; (iii) the European Union; (iv) the United Kingdom; (v) the EU Council; (vi) the European Parliament; (vii) the European Commission; or (viii) the respective governmental institutions of any of the foregoing including without limitation, the UAE Supreme Council for National Security, the UAE Cabinet; the UAE Executive Office for Control and Non-Proliferation, the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom, the Department for International Trade of the United Kingdom, the Export Control Joint Unit of the United Kingdom, and any other government or regulatory body, institution or agency of any country and/or territory with the authority to enact any of the foregoing;

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“Sanctions Target” means (a) the government of any Sanctioned Country; (b) to the extent restricted under Sanctions Laws, any individual or entity that is (or was at the relevant time) resident in, located in, organized under the laws of, or subject to the jurisdiction of, a Sanctioned Country; or (c) any individual or entity that is designated on any list promulgated, administered, or enforced pursuant to Sanctions Laws; or (d) any entity that is owned or controlled directly or indirectly by, or any individual or entity acting for or on behalf of, any of the foregoing or otherwise targeted under any Sanctions Laws;

“Shareholder” means the shareholders in the Company who are parties to this Agreement (or their successors and assigns), including any person to whom Shares are transferred in accordance with this Agreement from time to time and “Shareholder” means any of them;

“Shareholder Loan” means any loan made by a Shareholder to the Company from time to time;

“Shareholder Loan Agreement” means a loan agreement between the Company and a Shareholder substantially in the form attached hereto as Schedule 1;

“Shareholder Reserved Matter” means those actions specified in Schedule 1;

“Shares” means ordinary shares of US$1.00 each in the capital of the Company;

“Surviving Clauses” means clauses 1 (but only to the extent necessary to give the Surviving Clauses the same meaning they had prior to expiry or termination of this Agreement), 16, 17, 18, 20, 21, and 22;

“Termination Date” has the meaning given to it in clause 16.1;

“UAE” means the United Arab Emirates; and

“variation” has the meaning given to it in clause 21.6(a).

1.2	Interpretation

In this Agreement (including the Recitals and the Schedules), except where the context otherwise requires:

(a)	a reference to clauses, paragraphs, sub-paragraphs, Schedules and the Recitals are to clauses, paragraphs, sub-paragraphs and the Recitals of, and the Schedules to, this Agreement;

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(b)	a reference to this Agreement (or to any specified provision of this Agreement) is to this Agreement (or provision) as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

(c)	a reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

(d)	a reference to writing shall include any mode of reproducing words in a legible form (including via email);

(e)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

(f)	a reference to “Dirhams” or “AED” is to the lawful currency from time to time of the United Arab Emirates;

(g)	a reference to “Dollars” or “US$” is to the lawful currency from time to time of the United States of America;

(h)	a reference to any law or enactment (including in this clause 1) includes references to:

(i)	that law or enactment as re-enacted, amended, consolidated, extended or applied by or under any other enactment (before or after the date of this Agreement);

(ii)	any law or enactment which that law or enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation made (before or after the date of this Agreement) under any law or enactment, as re-enacted, amended, consolidated, extended or applied, as described in paragraph (i) above, or under any law or enactment referred to in paragraph (ii) above, and “law” and “enactment” includes any legislation in any jurisdiction;

(i)	a reference to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(j)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(k)	headings are included in this Agreement for convenience only and do not affect its interpretation;

(l)	a reference to “applicable law” means any law, statute, legislation, regulation, court order, case law, injunction, enactment, ordinance, writ, implementing measure, court decree, court decision, rule or code, legal or regulatory policy (wheresoever enacted, promulgated or enforced) or rule of common law issued, administered or enforced by any Governmental Authority or securities exchange, or an judicial or administrative interpretation thereof, to the extent that it applies to the relevant person(s);

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(m)	the expression “in the agreed form” means in the form agreed between, and initialed for the purposes of identification by, Marathon and FSI prior to Closing;

(n)	any reference in this Agreement to a Party providing its consent shall be deemed to be a reference to prior written consent;

(o)	unless expressly stated to the contrary in this Agreement, any reference to (or requirement for) the execution of a document by a person includes execution on behalf of that person; and

(p)	unless expressly stated to the contrary of this Agreement, any right, nomination, approval or consent of the Shareholders shall be deemed to be the Shareholders acting by a simple majority (by number of Shares).

2.	EFFECTIVE DATE

The provisions of this Agreement shall become effective on the date hereof (the “Effective Date”).

3.	THE BUSINESS OF THE GROUP

The Parties agree, and each of the Shareholders shall procure, that the business of the Group shall be to (a) establish and operate one or more Digital Asset mining facilities; and (b) mine Digital Assets (collectively, the “Business”). Each Shareholder shall use its commercially reasonable efforts to promote and develop the Business to the best advantage of the Group as a whole and in accordance with the Business Plan and the Annual Budget from time to time but for the avoidance of doubt excluding any obligation to incur material expenditure save as expressly provided under the terms of this Agreement.

4.	FORMATION OF THE COMPANY

4.1	As soon as reasonably practicable after the date of this Agreement and in any case prior to the Closing Date, the Parties shall establish the Company as follows:

(a)	as an ADGM private company limited by shares under the ADGM’s special purpose vehicle regime;

(b)	all of the Shares shall be ordinary shares and rank equally in all respects, including without limitation with respect to voting and dividends;

(c)	with FSI and Marathon as original incorporators of the Company, holding the following share capital upon the Company’s formation:

(i)	80 Shares held by FSI, representing eighty per cent. (80%) of the entire issued share capital of the Company; and

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(ii)	20 Shares held by Marathon, representing twenty per cent. (20%) of the entire issued share capital of the Company,

with each Shareholder paying up its issued share capital by contributing to the Company US$1.00 in exchange for each Share issued; and

(d)	have the Company’s registered office in the ADGM, Abu Dhabi, United Arab Emirates.

4.2	The Parties intend for the Company to be called “FSI Marathon Project 1 Holding Limited” (or such similar name as agreed between the Parties, subject to the name being available at the time of establishment of the Company).

4.3	Each Party shall share (in proportion to its respective shareholding in the Company upon its formation) in the costs, fees and expenses required to incorporate the Company, any regulatory filings and any other similar start-up costs and expenses required to effect the purpose of this Agreement, the Business and the Company before Closing.

5.	FUNDING; CONDITIONS PRECEDENT

5.1	On the Closing Date, the Shareholders shall make the following contributions to the Company (the “Contributions”):

(a)	FSI will contribute the value of the pre-payment made to the Mining Equipment Supplier for the purchase of cryptocurrency mining equipment on behalf of and for the account of the Company by way of in-kind contribution under the FSI Novation Agreements in accordance with the valuation principles set out in clause 5.4.

(b)	Marathon will contribute:

(i)	the value of the pre-payment made to the Cooling Container Supplier for the purchase of 335 immersion cooling containers on behalf of and for the account of the Company by way of in-kind contribution under the Marathon Novation Agreements in accordance with the valuation principles set out in clause 5.4; and

(ii)	an amount (to be agreed between the Shareholders) in cash under the Marathon Loan Agreement.

5.2	Promptly after the Closing Date and in any case:

(a)	as and when the payment obligations arise, the Shareholders shall procure that the Company has sufficient funds to pay the balance of any payment due to the Mining Equipment Supplier and the Cooling Container Supplier (including by providing the Company with such additional funding as is required pro rata to their shareholding);

5.3	Where the Company agrees to accept an in-kind contribution from a Shareholder, such in-kind contribution shall be made by the relevant Shareholder to the Company pursuant to a written agreement that is mutually agreeable to each of them. The Parties further agree that all in-kind contributions made to the Company shall be valued in a manner that is mutually agreeable to the Shareholders. Notwithstanding the foregoing, the Parties agree that the value of the pre-payment contributed to the Company pursuant to the FSI Novation Agreements and the Marathon Novation Agreements shall be equal to the price actually paid by the Shareholder making such contribution thereunder (in each case, as evidenced by an invoice provided by the contributing Shareholder to the Company (either in English or accompanied by an English translation)) without any additional charge or mark-up.

5.4	The Parties’ obligations to proceed with Closing shall be subject to the conditions set forth in this clause 5.5 (“Conditions Precedent”), provided that the Parties may mutually agree in writing to waive one or more of the Conditions Precedent:

(a)	the Company having:

(i)	been incorporated pursuant to clause 3; and

(ii)	become a party to this Agreement by way of executing a deed of adherence in the agreed form and assumed all rights and obligations of the Company set out in this Agreement;

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(b)	execution and delivery by all relevant parties thereto of:

(i) the Marathon Loan Agreement;

(ii) the FSI Novation Agreements;

(iii) the Marathon Novation Agreements; and

(collectively, the “Definitive Agreements”);

and

(c)	nothing having occurred which would render (or have the effect of rendering) any of the warranties contained in clause 15 invalid or untrue.

5.5	If Closing has not occurred within three months of the Effective Date (or such longer period as the Parties may agree in writing) any Party may, in its sole discretion, terminate this Agreement and require the winding up of the Company. In such circumstances, the Parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as required to fully and efficiently effect the winding up of the Company, including the repayment of any contributions made (whether in cash or in-kind) to the Company.

6.	GOVERNANCE OF THE COMPANY

6.1	Business and affairs of the Company

The business and affairs of the Company shall be managed by the Board on and subject to the terms of this Agreement and the Articles.

6.2	Board

Composition and nomination

(a)	The Board shall be comprised of:

(i)	four (4) Directors appointed by FSI (the “FSI Directors”); and

(ii)	one (1) Director appointed by Marathon (the “Marathon Director”);

If at any time a Party holds less than fifteen per cent. (15%) of the Shares of the Company, then such Party shall lose its entitlement to appoint Directors under this clause and the size of the Board shall be reduced by the same amount as such Party’s previous entitlement to appoint Directors.

(b)	The Shareholders who have a right to nominate a Director under clause 6.2(a) also have the right to (i) nominate such person for removal by the General Meeting, and (ii) nominate a replacement Director in the place of any Director who is removed or who ceases to be a Director for any reason.

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(c)	The Shareholders unconditionally and irrevocably undertake to vote in the General Meeting in favour of any binding (i) nomination by a Shareholder to appoint a Director (or the chairman of the Board), or (ii) request by a Shareholder to remove a Director in accordance with clause 6.2(b).

Chairman

(d)	The chairman of the Board shall be appointed by a General Meeting upon a binding nomination from the Shareholders and shall be one of the FSI Directors. The chairman shall not have a casting vote.

Procedure for Board meetings

(e)	Unless the Shareholders agree otherwise in writing, meetings of the Board shall be held (i) in the United Arab Emirates, and (ii) at least once every quarter.

(f)	Unless the Directors agree otherwise in writing, at least five (5) calendar days’ prior written notice is required to be given to each Director of meetings of the Board.

(g)	Each Director shall have one (1) vote and, subject to the other terms of this Agreement (including clauses 6.2(d)), the Board shall adopt resolutions by a simple majority of votes validly cast.

(h)	Subject to clause 6.2(i), the quorum for the transaction of business at meetings of the Board shall be three (3) Directors provided that at least one (1) FSI Director and the Marathon Director are present throughout the meeting.

(i)	If a quorum for a meeting of the Board is not present within one (1) hour of the scheduled time for a meeting of the Board (or ceases to exist during the course of a meeting of the Board), the meeting shall be adjourned to the same day, time and venue in the next week (an “Adjourned Board Meeting”). If a meeting of the Board has been adjourned twice due to the Marathon Director failing to attend, the required quorum at the second Adjourned Board Meeting shall be any three (3) Directors.

(j)	Subject to applicable laws and the terms of this Agreement and the Articles, the Board may exercise all the powers of the Company.

Alternate Directors

(k)	Any Director may by notice in writing to the Company and all of the Shareholders appoint as an alternate any other person to exercise that Director’s powers and carry out that Director’s responsibilities, including the relevant Director’s right to attend and vote at any meeting of the Board.

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6.3	Board meetings

Except as expressly set out in this Agreement, meetings of the Board shall take place in accordance with the Articles.

6.4	Corporate action

Each of the Shareholders shall exercise their voting rights as shareholders of the Company to procure (so far as it is within its respective powers to do so):

(a)	that the Company shall take all reasonably necessary steps to comply with the terms of this Agreement and the Articles; and

(b)	the passing of any reasonably necessary resolutions at General Meetings or by shareholder written resolutions to give effect to the terms of this Agreement (including in relation to the composition of the Board and the appointment and removal of Directors).

6.5	Articles

In the event of any inconsistency between the provisions of this Agreement and the Articles (or the constitutional documents of any other Group Company), the provisions of this Agreement shall, to the extent permitted by applicable law, prevail as between the Parties. The Parties shall, so far as they are legally able:

(a)	exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

(b)	procure that any amendment required to (i) give effect to the provisions of this Agreement is made to the Articles (or the constitutional documents of any other Group Company), or (ii) correct any inconsistency between the provisions of this Agreement and the Articles.

6.6	Subject to clause 18, each Director shall be entitled to report to its appointing Shareholder on all aspects of the affairs of the Group.

6.7	Boards of other Group Companies

6.8	The provisions of this clause 6 shall apply mutatis mutandis to the board of directors of any other Group Company.

7.	GENERAL MEETINGS

7.1	General Meetings

Except as expressly set out in this Agreement, General Meetings of the Company shall take place in accordance with the Articles. The chairman (of the Board) shall preside as chairman at every General Meeting. The chairman shall not have any voting power other than to the extent that he derives an entitlement to vote by being the duly authorized representative of FSI. In the absence of the chairman, another nominated FSI Director shall preside over the General Meeting.

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7.2	Convening General Meetings

The Company and, to the extent permitted by applicable law, the Shareholders, shall be entitled to convene a General Meeting of the Company, in accordance with the Articles.

7.3	Quorum for General Meetings

(a)	Subject to clause 7.3(b), the quorum for General Meetings shall be Shareholders representing a majority (by number) of the Shares, provided that at least one (1) representative from FSI and one (1) representative from Marathon is present throughout the meeting.

(b)	If a quorum for a General Meeting is not present (i) within one (1) hour of the scheduled time for a General Meeting, or (ii) ceases to exist during the course of a General Meeting, the General Meeting shall be adjourned to the same day, time and venue in the next week (an “Adjourned General Meeting”). If a General Meeting has been adjourned twice due to no representative from Marathon being present at the meeting, the required quorum at the second Adjourned General Meeting shall be Shareholders representing a majority (by number) of the Shares.

7.4	General Meeting voting

(a)	Subject to applicable law and clause 9, resolutions of Shareholders shall be passed upon the approval of a majority of the Shares then issued and outstanding.

(b)	Each Shareholder holding Shares with voting rights shall be entitled to one (1) vote per Share that such Shareholder holds.

7.5	Written resolutions

Shareholders may pass resolutions by written resolutions provided that such written resolution is delivered to all Shareholders entitled to vote on the resolution and signed by the requisite majority of Shareholders as if a General Meeting had been held.

8.	MANAGEMENT

8.1	Subject to the terms of this Agreement (including clauses 6 and 9), the day-to-day management of the business of the Group shall be carried on by the Executive Team and the other employees of the Group.

8.2	Members of the Executive Team shall be nominated by the Board and approved and appointed in accordance with clause 9 and Schedule 1.

9.	SHAREHOLDER RESERVED MATTERS

9.1	Notwithstanding anything to the contrary in this Agreement, no Shareholder Reserved Matter shall be taken by, or in relation to, any Group Company without the prior written consent of all of the Shareholders.

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9.2	Consent for Shareholder Reserved Matters:

(a)	may be given by the requisite Shareholders (i) at a General Meeting if the requisite Shareholders vote in favour of the relevant Shareholder Reserved Matter, (ii) by a written resolution under clause 7.5 passed by the requisite Shareholders in relation to the relevant Shareholder Reserved Matter, or (iii) by a written notice to the Company signed by the requisite Shareholders approving the relevant Shareholder Reserved Matter; and

(b)	shall be deemed to be given if the relevant Shareholder Reserved Matter is approved by the Board where the Directors appointed by the requisite Shareholders vote in favour of the relevant Shareholder Reserved Matter.

10.	PRE-EMPTION RIGHTS

If the Company proposes to issue any new Shares or instruments convertible into, or giving rights to subscribe for, Shares (the “Offered Shares”), the Offered Shares shall not be allotted to any Person unless the Company has first offered them to the Shareholders on the same terms, and at the same price, as the Offered Shares are proposed to be offered to other Persons on a pari passu and pro rata basis to the number of issued and outstanding Shares held by the Shareholders. The offer shall be in writing and shall be open for acceptance for a period of twenty (20) Business Days from the date of the offer (“Participation Notice Period”) and shall give details of the number and price of the relevant Shares. Each Shareholder wishing to acquire the Offered Shares shall notify the Company in writing within the Participation Notice Period and shall also be entitled to indicate in its notice whether it would be willing to acquire Offered Shares in excess of its pro rata allocation (and, if so, provide the maximum number it would be willing to acquire). If some, but not all, of the Shareholders give written notice of their wish the acquire all of Offered Shares, the Offered Shares not acquired by the Shareholders shall be offered to those Shareholders who have expressed a willingness to acquire Offered Shares in excess of their pro rata allocation. If any Offered Shares remain unallocated following such process, such Offered Shares may be issued to any Person (other than a Restricted Person), as determined by the Board, on terms (including with respect to price) that are no more favourable to such Person than those offered to the Shareholders, provided that such issuance must be completed no more than fifteen (15) Business Days following the end of the Participation Notice Period.

11.	TRANSFER OF SHARES

11.1	General

(a)	A Shareholder may not transfer or otherwise dispose of or create any Encumbrance over any of its Shares or any interest in any of its Shares unless such transfer, disposal or Encumbrance is made in accordance with this Agreement.

(b)	Except as expressly permitted by clauses 11.1(c) or 21.1, the restrictions on transfer contained in this clause 11.1 shall apply to all transfers operating by applicable laws or otherwise.

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(c)	Subject to the entry into a Deed of Adherence pursuant to clause 11.2, a Shareholder may make a transfer (or agree to a transfer) of any Shares at any time after the Effective Date to a Permitted Transferee (a “Permitted Transfer”) provided that: (i) the aggregate number of Affiliates holding (together with the relevant Shareholder) Shares does not at any time exceed three (3); (ii) such transfer does not impact the validity of, or the Group’s ability to benefit from any tariff that has been agreed with respect to the Business; and (iii) if a Shareholder holding Shares transferred to it under this clause 11.1(c) is about to cease to be an Affiliate of the original transferee, it shall without delay and prior to it so ceasing to be an Affiliate notify the Company and the other Shareholders that such event will occur and shall transfer those Shares to the original Shareholder or a Permitted Transferee of the original Shareholder. Notwithstanding the foregoing, if: (i) a Shareholder transfers some but not all of its Shares to one or more Permitted Transferees, then such Shareholder hereby agrees to remain jointly and severally liable for such Permitted Transferees obligations under this Agreement; (ii) a Shareholder wishes to transfer all of its Shares to one or more Permitted Transferees, it shall only be permitted to do so if, at the request of the other Shareholder, Marathon Digital Holdings, Inc. (in the case of a transfer by Marathon) or FS Innovation LLC (in the case of a transfer by FSI), executes and delivers a parent company guarantee in a form mutually agreed between FSI and Marathon, whereby Marathon Digital Holdings, Inc. or FS Innovation LLC (as applicable), guarantees the obligations of such Permitted Transferees under this Agreement.

(d)	No Shares may be transferred to any Restricted Person without the prior written consent of all other Shareholders.

(e)	Clauses 11.1(d), paragraph 1 of Schedule 1 and paragraph 1 of Schedule 1 shall not apply in respect of a Permitted Transfer.

11.2	Deed of Adherence

(a)	It shall be a condition of any transfer of Shares or any new allotment of Shares that the transferee or new allottee, if not already a party to this Agreement, must become party in writing to this Agreement by executing a Deed of Adherence, with the duties which, in the case of a transfer, correspond to those of its respective legal predecessor and the rights attaching to the Shares so acquired.

(b)	The Parties hereby agree that any person being allotted Shares or being transferred Shares and, as required pursuant to this Agreement, executing a Deed of Adherence pursuant to clause 11.2(a), shall become a party to this Agreement and be bound by all the terms and conditions and enjoy all the rights and privileges set forth herein as attaching to such Shares, provided that: (i) no transferee shall acquire a right to appoint a Director unless it acquires all the Shares held by the Shareholder that has such a right under this Agreement; and (ii) such allotment or transfer does not breach any of the terms and conditions of this Agreement.

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11.3	Registration of Transfers

(a)	Each Shareholder shall procure that the Company shall register any transfer made in accordance with the provisions of this Agreement and not register any transfer not made in accordance with the provisions of this Agreement.

(b)	A person executing an instrument of transfer of a Share is deemed to remain the holder of the Share until the name of the transferee is entered in the register of members of the Company in respect of it.
(c)	Upon registration of a transfer of Shares, and provided the provisions of this clause 11.3 shall have been complied with, a Shareholder’s benefit of the continuing rights attaching to such Shares under this Agreement shall attach to the transferee who may enforce them as if it had been a party to this Agreement and named in it as a Shareholder.

12.	ACCOUNTS AND INFORMATION

12.1	Draft Annual Budget and Business Plan

The Executive Team shall prepare a draft Annual Budget and Business Plan for each financial year for approval by the Shareholders in accordance with clause 9 and Schedule 1 not less than forty (40) Business Days prior to the start of the relevant financial year (save for the first financial year commencing after the date of this Agreement where the agreed form Annual Budget and agreed form Business Plan shall be adopted with effect from Closing. If, at any time, the Executive Team fails to prepare or the Shareholders fail to approve the Annual Budget and/or Business Plan for the following financial year, the Company shall, so far as it is legally able, procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that), the Company continues to adopt and comply with the Annual Budget and Business Plan for the preceding financial year (subject to an annual uplift of ten per cent. (10%)) until such time as a new Annual Budget and Business Plan is prepared by the Executive Team and approved in full by the Shareholders in accordance with clause 9 and Schedule 1.

12.2	Maintenance of information and records

Each of the Shareholders shall procure that the Company maintains information and records, and provides to each Shareholder such information and access to information, premises and personnel, as is required under the provisions of this clause 12.

12.3	Financial accounts, Annual Budget and Business Plan

The Company shall provide to the Shareholders the financial information necessary to keep it properly informed about the business and affairs of the Group, including:

(a)	within ten (10) Business Days after the end of each month, monthly management accounts for the Group;

(b)	within forty (40) Business Days after the end of each financial quarter, consolidated unaudited quarterly financial accounts for the Group;

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(c)	within four (4) months after the end of each financial year, audited consolidated accounts for the Group prepared in accordance with IFRS; and

(d)	within two (2) Business Days of a distribution having been made to the Shareholders in accordance with clause 13, a written report showing a summary of the distributions made.

12.4	Access to information for regulatory purposes

(a)	If reasonably requested by any Shareholder, a Shareholder shall be entitled to be supplied with such information relating to the Group as it reasonably requires from time to time:

(i)	in connection with the preparation and filing of tax returns or other filings or correspondence with a tax Governmental Authority of that Shareholder (or any of its Affiliates); or

(ii)	to enable compliance by that Shareholder (or any of its Affiliates) with any applicable laws,

and the Company shall comply with such request as soon as practicable.

(b)	The Company shall allow each Shareholder and its respective employees and advisers reasonable access on reasonable notice to examine the books and records of the Group and each Shareholder shall be entitled to discuss the Company’s affairs with its directors and senior management, in each case during normal business hours.

13.	CUSTODY OF MINING PROCEEDS AND DIVIDEND POLICY

13.1	The Company and the Shareholders shall procure that, immediately upon being mined,

(a) the FSI Digital Assets are deposited with a custodian nominated by FSI in its sole discretion; (b) the Marathon Digital Assets are deposited with a custodian nominated by Marathon in its sole discretion (together, the “Custody Accounts”). Each Custody Account shall be in the name of the Company and the Digital Assets contained within such Custody Accounts shall be the sole property of the Company until such time as it is transferred by the Company to the Shareholders as a dividend or otherwise distributed to them pursuant to the terms of this Agreement. Only the relevant Shareholder shall be entitled to receive any dividends or other distributions of Digital Assets from their respective Custody Accounts.

13.2	The Shareholders intend to cause the Board to declare and the Company to distribute proceeds of Digital Assets in-kind to each of the Shareholders on the 15th and last day of each month in any given financial year of the Company (provided that, if such day falls on a day other than a Business Day, the distribution shall be made on the Business Day immediately preceding such day).

13.3	Digital Assets allocated pursuant to clause 12.1 or distributed pursuant to clause 13.2 shall be allocated or distributed to the Shareholders pro rata to their respective shareholding in the Company, provided that if such allocation or distribution would result in a fraction of a Digital Asset, the number of Digital Assets to be allocated or distributed shall be rounded up or down (as applicable) to the nearest whole number.

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13.4	The auditors of the Company shall be instructed at the expense of the Company to report, at the same time as they sign their report on the audited accounts for each financial year of the Company, as to the amount of the profits that are lawfully available for distribution by the Company for that financial year of the Company that have not already been distributed pursuant to clause 13.2. Subject to clause 13.5, the Company shall as soon as reasonably practicable distribute to the Parties not less than 100% of those distributable profits, subject to maintaining such reserves as required by applicable law. Upon the Board or Company declaring and announcing to the Shareholders a dividend by the Company, each Shareholder shall have ten (10) Business Days from the date of such announcement to elect (by notice in writing to the Company) whether it wishes to receive such dividend in-kind (by payment of Digital Assets) or in cash. The Board shall cause the Company to pay dividends in the manner elected by the Shareholders pursuant to this clause 13.4.

13.5	The Shareholders agree that the Company shall not declare, pay or make any dividend or other distribution until all Shareholder Loans have been repaid in full. Shareholder Loans shall be repaid by the Company (a) pro rata to each Shareholder’s shareholding in the Company; and (b) in-kind with Digital Assets, unless the relevant Shareholder notifies the Company that its Shareholder Loan is to be repaid in cash, in which case such Shareholder Loan shall be repaid by the Company in cash.

13.6	Any Digital Assets paid or transferred by the Company to the Shareholders shall be valued by reference to the US$ or AED amount displayed by the Digital Asset wallet used to store the relevant Digital Assets upon payment or transfer of such Digital Assets to the relevant Shareholder.

14.	TERM AND TERMINATION EVENTS

14.1	This Agreement shall automatically terminate on the first to occur of the following:

(a)	the Shareholders agree in writing to terminate this Agreement;

(b)	the Company being liquidated, wound up, amalgamated, merged, combined with another entity or otherwise ceasing for whatever reason to exist (including pursuant to paragraph 1(a) of Schedule 1), provided that the Shareholders will co-operate to procure the proper and orderly winding-up of the Company; and

(c)	the date on which any one Shareholder (and / or its Affiliates) becomes the registered holder of all of the Shares.

14.2	The provisions of this Agreement (other than the Surviving Clauses) shall cease to apply to a Shareholder in the event that it ceases to hold any Shares.

14.3	The termination of this Agreement under clause 14.1 or the cessation of this Agreement applying to a Party under clause 14.2 (as applicable):

(a)	shall be without prejudice to any rights or obligations which shall have accrued or become due prior to the date of termination or cessation (as applicable); and

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(b)	shall not affect the Surviving Clauses that shall continue to have effect without limit in time.

15.	WARRANTIES

15.1	Each Shareholder warrants to the other Shareholder that:

(a)	it is duly organised and validly existing under the applicable laws of its jurisdiction of formation;

(b)	it has the power to enter into and perform its obligations under this Agreement and each of the other documents referred to in this Agreement to which it is a party;

(c)	this Agreement constitutes binding obligations of such Shareholder;

(d)	it has all necessary consents, licences and approvals in connection with the entry into and performance of its obligations under this Agreement and any agreement referred to herein to which it is a party;

(e)	no insolvency or similar proceedings concerning it or any of its assets have been applied for and no circumstances exist which could reasonably be expected to require the application for any insolvency, judicial composition or similar proceedings;

(f)	neither it, nor its Affiliates, nor any of its or their respective directors, officers, employees, or, to the Shareholder’s knowledge, any of its or their respective representatives, advisers, subcontractors, or agents, is a Sanctions Target; and

(g)	compliance with the terms of this Agreement does not and will not conflict with or constitute a default or a breach under any provision of:

(i)	such Shareholder’s memorandum or articles of association or equivalent constitutional documents;

(ii)	any order, judgment, decree or regulation or any other restriction of any kind by which such Shareholder is bound or submits; or

(iii)	any agreement, instrument or contract to which such Shareholder is a party or by which it is bound.

15.2	Each Shareholder undertakes to use reasonable endeavours to promptly notify the other Shareholders in writing of any circumstance or occurrence that renders (or has the effect of rendering) any of the warranties contained in this clause 15 invalid or untrue.

16.	RESTRICTIVE COVENANTS

16.1	Marathon hereby covenants that, for so long as it or any of its Affiliates hold Shares in the Company, and for a period of five (5) years from the date it and its Affiliates cease to be Shareholders of the Company (the “Termination Date”) and subject to clause 16.6, neither Marathon nor any of its Affiliates nor any of their respective officers or directors (whether directly, indirectly or through an agent) shall:

(a)	be concerned in any business which is (a) a competitor with the Business or the business of any FSI Restricted Entity, in each case as they are conducted as at the Relevant Time; and (b) located in the United Arab Emirates; or

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(b)	induce or attempt to induce any Person who it (or any of its Affiliates) know is a customer of the Company, any OpCo or any FSI Restricted Entity to cease to do business with, or to restrict or vary the terms of business to, any of them; or

(c)	induce or attempt to induce any Person who it (or any of its Affiliates) know is a supplier of the Company, any OpCo or any FSI Restricted Entity to cease to supply, or to materially restrict or vary the terms of supply to, any of them; or

(d)	make use of any information of a secret or confidential nature in the United Arab Emirates relating to the Business or the affairs of the Group or any FSI’s Affiliates, except that this restriction shall not apply where:

(i)	required by any applicable law, the rules of any securities exchange on which securities of Marathon or any of its Affiliates are listed or any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

(ii)	such information is already in the public domain or comes into the public domain other than through breach of clause 18 or this clause 16.1(d); or

(iii)	such information was already in the lawful possession of Marathon or any of its Affiliates prior to it being acquired by a Group Company or any FSI Restricted Entity, or is derived from confidential information of Marathon or any of its Affiliates; or

(e)	induce, or attempt to induce any person who it (or any of its Affiliates) know is an employee of the Company, any OpCo or any FSI Restricted Entity to leave the employment of the Company, any OpCo or any FSI Restricted Entity (as applicable), and, for the purposes of this clause 16:

“FSI Restricted Entity” means FSI and any Person which is Controlled by FSI and which operates in the cryptocurrency sector;

“Marathon Business” means cryptocurrency mining and development of related software, hardware and firmware; and

“Relevant Time” means (i) while Marathon and/or its Affiliates is a Shareholder, throughout the time that Marathon and/or any of its Affiliates is a Shareholder; and (ii) after Marathon and its Affiliates cease to be Shareholders, the Termination Date.

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16.2	Each Shareholder hereby covenants that, for so long as it or any of its Affiliates holds Shares in the Company, and for an unlimited period from the date it and its Affiliates cease to be Shareholders of the Company, neither it nor its Affiliates (with respect to Marathon, but in the case of FSI, any entity Controlled by FSI) nor any of their respective officers or directors (whether directly, indirectly or through an agent) shall do or say anything which is harmful to the reputation of any other Shareholder (or any of its known Affiliates), the Company or any OpCo or which could reasonably be expected to lead a person to cease to deal with such Shareholder (or any of its known Affiliates), the Company or OpCo on substantially equivalent terms to those previously offered or at all. For the purposes of clauses 16.1(a) and 1.1, a Person is concerned in a business if, without limitation, any of them carry it on as principal or agent or if:

(a)	they are a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business or who has a direct or indirect financial interest or voting power (as shareholder or otherwise) in any person who carries on the business; or

(b)	they have any direct or indirect financial interest or voting power (as shareholder or otherwise) in any person who carries on the business,

save, in each case, where such interest is as a shareholder holding not more than five per cent. (5%) of the issued share capital (or equivalent) of a person which is dealt with in or on any recognised investment exchange or as a limited partner in any fund which is not directly or indirectly managed by such person or any of its Affiliates.

16.4	Each of the restrictions in each clause above shall be enforceable independently and its validity shall not be affected if any of the others are invalid. If any of the restrictions are void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

16.5	Nothing in this clause 16 shall restrict Marathon or any of its Affiliates or any of their respective officers or directors (whether directly, indirectly or through an agent) from (a) operating and freely conducting its business outside of the United Arab Emirates; and (b) conducting business or entering into any agreements or arrangements with any customers, suppliers or employees which were customers, suppliers or employees of it prior to them becoming customers, suppliers or employees of the Company, any OpCo or any FSI Restricted Entity.

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16.6	Each Shareholder acknowledges that the provisions of this clause 16 are no more extensive than is reasonable to protect the relevant Party, and further (having taken independent legal advice), acknowledges and accepts that, it shall not challenge the validity of any undertakings contained in this clause 16 and irrevocably waives its right to challenge the enforceability or legality of any such undertakings in each case on the basis that the undertakings are unreasonable or in contravention of public policy as a result of the time period for which such undertaking applies or the scope (geographic or otherwise) of such undertaking.

17.	ANNOUNCEMENTS

17.1	No public announcement concerning the existence or subject matter of this Agreement shall be made by any Party or its Affiliates without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed).

17.2	A Party may make an announcement concerning the existence or the subject matter of this Agreement if required by:

(a)	any applicable law;

(b)	the rules of any securities exchange on which securities of that Party or any of its Affiliates are listed; or

(c)	any Governmental Authority to which that Party is subject or submits, wherever situated,

provided that it shall to the extent permitted by applicable law have first: (i) given notice to the other Parties of its intention to make such an announcement and (ii) agreed on the contents of such announcement with the other Parties before making such announcement.

17.3	In addition to the foregoing, Marathon will, to the extent permitted by applicable law:

(a)	(i) as soon as possible notify FSI of any intention to issue a press release, public filing (including any current report on Form 8-K), public announcement or other communication with any news media relating to this Agreement, any of the Definitive Agreements or the transactions and documents contemplated hereby and any amendments thereof (collectively, the “Disclosure Documents”);

(b)	provide drafts of any Disclosure Documents to FSI promptly after the notification. FSI shall have no obligation to sign any of the Definitive Agreements or any documents contemplated hereby and any amendments thereof or of this Agreement if the Parties are not able to agree on the contents of the Disclosure Documents; and

(c)	if the Disclosure Documents are related to any of this Agreement, any Definitive Agreements or any documents contemplated hereby and any amendments hereof that has already been signed, Marathon will use reasonable, good faith efforts to incorporate any comments provided by FSI to any such Disclosure Documents, provided that where a Disclosure Document has been approved by FSI in accordance with this clause 17.3, Marathon shall not be required to seek any additional approval(s) with respect to any future Disclosure Document with identical language (other than changing verb tenses as the context requires).

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18.	CONFIDENTIALITY

18.1	For the purposes of this clause 18, “Confidential Information” means all information of a confidential nature disclosed by whatever means by one Party and/or its Affiliates (the “Disclosing Party”) to any other Party and/or its Affiliates (the “Receiving Party”) and includes such information disclosed by or to any Group Company and includes the Group Confidential Information and the provisions and subject matter of this Agreement.

18.2	Each Shareholder undertakes to keep, and shall procure that each of its Affiliates (if applicable), and each Director appointed by it under clause 6.2 shall keep, the Confidential Information confidential and not disclose it to any Person, other than as permitted under this clause 18.

18.3	Clause 18.2 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)	required by any law over the affairs of the Receiving Party or any Group Company;

(b)	required by the rules of any securities exchange on which securities of the Receiving Party or any of its Affiliates are listed;

(c)	required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

(a)	that such information is in the public domain or comes into the public domain other than through breach of this clause 18; or

(b)	that such information was already in the lawful possession of the Receiving Party without any obligation of confidentiality (as evidenced by written records),

provided that in the case of clauses 18.3(a), 18.3(b) and 18.3(c) above, the Receiving Party, will, to the extent reasonably practicable and permitted by such law or body, promptly notify the Disclosing Party or the relevant Group Company (as appropriate) and co-operate with the Disclosing Party or the relevant Group Company (as appropriate) regarding the timing and content of such disclosure and any action which the Disclosing Party or the relevant Group Company (as appropriate) may reasonably wish to take to challenge the validity of such requirement.

18.4	A Receiving Party may only disclose Confidential Information to its Affiliates and their respective employees, advisers and lenders, in each case who reasonably need to know, provided each such recipient is under confidentiality obligations that are no less stringent than those set out under this Agreement.

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18.5	A Shareholder may disclose Confidential Information relating to the Group (but not the other Shareholder) to a bona fide potential purchaser to whom it is or may, subject to compliance with the transfer provisions in this Agreement, become entitled to sell its Shares in the Company in accordance with the provisions of this Agreement, provided that before any Confidential Information is disclosed, the potential purchaser shall have entered into appropriate confidentiality undertakings in a form reasonably satisfactory to the Board, including to a majority of the Directors appointed by the Shareholders other than the selling Shareholder.

18.6	This clause 18 shall continue to bind the Parties notwithstanding termination or expiry of this Agreement or transfer of a Party’s Shares.

19.	COMPLIANCE WITH LAWS

19.1	Each Shareholder undertakes to, and procures that each of its Affiliates shall, at all times comply with all relevant provisions of applicable Anti-Bribery Laws, Anti- Money Laundering Laws and Sanctions Laws.

19.2	Each Party hereby acknowledges that it is aware, and that it will procure that each of the persons to whom it is entitled to disclose Confidential Information pursuant to clause 18.4 is aware, that the United States securities laws and other laws prohibit any person who has material, non-public information concerning an entity from purchasing or selling securities of that entity or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Marathon hereby advises the other Parties, and the other Parties hereby acknowledge, that Confidential Information may contain material non-public information relating to Marathon and its Affiliates, customers and vendors. Without limiting the foregoing, each Party hereby agrees that it shall use the Confidential Information in accordance with all applicable laws.

19.3	Marathon hereby agrees that, to the extent that it intends to distribute information relating to Marathon or any of its Affiliates to the other Shareholders or discuss information at a meeting of the Board or the Shareholders and Marathon knows that such information constitutes material non-public information about Marathon, then Marathon will use commercially reasonable efforts to notify the other Shareholders that such information constitutes material non-public information and provide the other Shareholders (or their respective representatives) with the opportunity to elect to not receive such information or to recuse itself (or its respective representative(s), as applicable) from such meeting, as applicable.

19.4	Until such time as the transaction contemplated by this Agreement is announced, or this Agreement is terminated in accordance with clause 5.5, the Parties shall not purchase or sell any securities of Marathon (including short sales, synthetic trades, puts, calls or other hedge).

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20.	NOTICES

20.1	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:

(a)	in writing in the English language;

(b)	signed by or on behalf of the Party giving it; and

(c)	delivered personally by hand or courier (using an internationally recognised courier company) or sent by first class post (or by airmail if overseas) or recorded delivery or by email, to the Party due to receive the Notice, to the address and for the attention of the relevant Party set out in this clause 20 (or to such other address and / or for such other person’s attention as shall have been notified to the giver of the relevant Notice and become effective (in accordance with this clause 20 prior to dispatch of the Notice)).

20.2	In the absence of evidence of earlier receipt, any Notice served in accordance with clause 20 shall be deemed given and received:

(a)	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in clause 20.4;

(b)	in the case of first class post (other than airmail) or recorded delivery, at 10.00 am on the second (2nd) Business Day after posting;

(c)	in the case of airmail, at 10.00 am on the fifth (5th) Business Day after posting; and

(d)	in the case of email, at the time the email is sent provided no notification is received by the sender that the email is undelivered or undeliverable.

20.3	For the purposes of this clause 20:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)	if deemed receipt under this clause 20 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a Business Day), the Notice is deemed to have been received at 10.00 am on the next Business Day in the place of receipt.

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20.4	The addresses of the Parties for the purpose of this clause 20 are as follows:

FSI:

Marathon:

For the attention of: Jolie Kahn, Esq.

Address: 101 NE 3rd Avenue, Suite 1200, Fort Lauderdale, FL 33301-1147

Email: jolie@mara.com

20.5	In proving service, it shall be sufficient to prove that:

(a)	the envelope containing the notice or communication was properly addressed and delivered to the address shown thereon; or

(b)	the email containing the notice or communication was transmitted to the email address of the relevant Party.

20.6	If a Party can reasonably assume that the person for whose attention a Notice is marked in relation to another Party, or a director of such another Party, is aware that such a Notice has been given, such Notice shall be deemed to be validly given from the time at which such person had that awareness.

20.7	Any Party may notify the other Parties of any change to its name, address or email address for the purpose of this clause 20 provided that such notice shall be sent to each of the other Parties and shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take effect; or

(b)	if no date is so specified or the date specified is less than three (3) Business Days after which such notice was given (or deemed to be given), the fourth (4th) Business Day after the notice was given or deemed to be given.

21.	GENERAL

21.1	Assignment

(a)	Subject to clause 21.1(b), a Shareholder shall not assign the benefit of this Agreement (in whole or in part) or transfer, declare a trust of or otherwise dispose of in any manner whatsoever its rights and obligations under or arising out of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “Dealing”) without the prior written consent of all Shareholders and any Dealing or purported Dealing in contravention of this clause 21.1 shall be ineffective. Notwithstanding the foregoing, a Shareholder shall be permitted, without requiring the consent of the other Shareholders, to assign all of it rights and obligations under this Agreement to any Person to which it has transferred its Shares and who has executed a Deed of Adherence in accordance with the terms of this Agreement.

(b)	The Shareholders acknowledge that Marathon’s shareholders are in the process of establishing an ADGM private company limited by shares (the “Marathon ADGM Company”) with the intention that the Marathon ADGM Company will replace Marathon in full as a party to this Agreement. Accordingly, subject to and except for the following sentence, nothing in this Agreement shall restrict Marathon from transferring all of its Shares (together with all rights and obligations under this Agreement) to the Marathon ADGM Company once incorporated. Marathon shall only be permitted to transfer its Shares to the Marathon ADGM Company (together with all rights and obligations under this Agreement) if it complies with clause 11.1(c).

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21.2	Costs and expenses

Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs, charges and expenses (including legal fees) in relation to the negotiation, preparation, execution and implementation of this Agreement and all other documents mentioned herein.

21.3	Tax Matters

(a)	The Parties acknowledge and agree that the Company is intended to be treated as a corporation for U.S. federal income tax purposes, and the Parties shall take such actions, including making an election to be treated as an association taxable as a corporation or refraining from making an election to be treated as a partnership or disregarded entity, as may be required to ensure that the Company is classified as a corporation for U.S. federal income tax purposes. The Parties agree that the Company’s classification for U.S. federal income tax purposes may be changed with any permissible effective date but that such change must in advance be agreed to by all Parties.

(b)	The Parties shall cooperate in good faith to appoint a mutually agreeable tax return preparer for the Company, and shall ensure that prior to filing or causing to be filed any tax return, form or report on behalf of the Company, the tax return preparer consults with the Parties regarding the content of such tax return, form or report (and provides a copy of any draft tax return, form or report to the Parties), and shall not file such tax return, form or report without the consent of the Parties.

(c)	The Parties acknowledge and agree that any tax liabilities of the Company shall be borne by the Company, and that any tax liabilities of a Shareholder shall be borne solely by such Shareholder.

21.4	Invalidity or Severability

If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any enactment or rule of law in any jurisdiction, then such provision shall:

(a)	to the extent that it is illegal, void, invalid or unenforceable be given no effect and shall be deemed not to be included in this Agreement; and

(b)	not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement; and

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(c)	the Parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.

21.5	Counterparts

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

21.6	Variation and waiver

(a)	No variation of this Agreement shall be effective unless it is in writing (which for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement however effected.

(b)	No waiver of this Agreement or of any provision hereof will be effective unless it is in writing (which for this purpose, does not include email) and signed by the Party against whom such waiver is sought to be enforced.

(c)	Any waiver of any right, claim or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right, claim or default on any subsequent occasion.

(d)	Any failure or delay by any person in exercising, or failure to exercise, any right or remedy provided by law or under this Agreement shall not impair or constitute a waiver of that right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy provided by law or under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

21.7	Entire agreement

(a)	Each of the Parties to this Agreement confirms that the content of this Agreement as expressly set out herein, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and the transactions contemplated by it, and supersedes all previous agreements, understandings or arrangements (whether express, implied, oral or written (whether or not in draft form)) between the Parties with respect thereto which shall cease to have any further force or effect notwithstanding the existence of any provision of any such prior agreement or understanding that any such rights or provisions shall survive its termination and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

(b)	Each Party confirms that in entering into this Agreement it has agreed not to rely on any representation (including without limitation any misrepresentation or any misstatement), warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement made by or on behalf of any other Party before the date of this Agreement, including during the course of negotiating this Agreement.

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21.8	No partnership

Nothing in this Agreement or any document referred to in it or any arrangement contemplated by it or any action taken by the Parties under it shall constitute:

(a)	any Party a partner of any other Party; and

(b)	any Party the agent of any other Party for any purpose, nor authorise any Party to make or enter into any commitments for or on behalf of any other Party.

22.	GOVERNING LAW AND DISPUTE RESOLUTION

22.1	This Agreement and any dispute or claim arising out of, or in connection with it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.

22.2	In the event of any dispute, controversy or claim arising from or connected with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) between the Parties, representatives of the Parties shall, within ten (10) Business Days of service of a written notice from any Party to the other Parties, hold a meeting (a “Dispute Meeting”) in an effort to resolve the dispute. In the absence of agreement to the contrary, the Dispute Meeting shall be held in Abu Dhabi, United Arab Emirates.

22.3	Each Party shall use all reasonable endeavours to send a representative who has authority to settle the dispute to attend the Dispute Meeting.

22.4	Any disputes, controversies or claims arising out or in connection with this Agreement, including without limitation any question regarding its existence, validity, breach or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The legal place, or seat, of the arbitration shall be the ADGM. The language of the arbitration shall be English.

[Signature Page Follows]

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IN WITNESS whereof this Agreement has been duly entered into on the date first above written.

SIGNED BY	)
on behalf of FS INNOVATION L.L.C.	)

SIGNED BY	)
on behalf of MARATHON DIGITAL	)
HOLDINGS, INC.	)

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